Exhibit 99.1

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Inland Income Trust Announces Estimated Per Share Net Asset Value

Inland Real estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2022.

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The estimated per share NAV of the Company’s common stock is $19.861 as of December 31, 2022.
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In considering the Company’s estimated per share value as of December 31, 2022, it was noted that financial occupancy at our properties was stable from 2021 to 2022 at 93.5%. We believe our eight-property acquisition in May 2022 (the IRPF Properties) enhanced the portfolio by lessening the proportion of our total portfolio of properties leased to non-grocery big box retailers. The mid-point of the Valuation Range for the IRPF Properties reflected an increase of $2.2 million in their estimated value relative to the price at which we acquired them. Approximately 32% of our annualized base rent for leases in-place as of December 31, 2022, was from non-grocery big box retailers, a retail sector the Board believes continues to be impacted more than other retail sectors due to shifting consumer preferences and Internet competition. Additionally, in making its decision, the Board considered various broader market factors such as increased financing costs from higher interest rates, lower prices for retail shopping centers, and the risk of economic recession and selected an estimated per share NAV lower than the mid-point of the rangeof values provided in a valuation report by CBRE Capital Advisors, Inc. (CBRE Cap). CBRE Cap conducted the valuation analysis in compliance with the IPA’s guidelines and determined a Valuation Range of $19.40 to $21.82 per share.

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Other factors contributing to the NAV included:
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a decrease in the value of the same store real estate assets due to higher terminal capitalization rates and higher discount rates applied to certain assets;
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an increase in cash and other assets, net of other liabilities, as a result of an increase in the value of interest rate swap derivatives due to an increase in market interest rates; and
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an increase in the fair market value of debt as a result of the increased balance on the line-of-credit payable due to the acquisition of eight properties; partially offset by an increase in the fair market value of debt due to an increase in market interest rates and a decrease in mortgages payable due to the pay down of principal.
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The new purchase price for shares issued under the DRP is $19.86 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $15.89 (80% of $19.86).

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[1] This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made to the public only by a prospectus that has been filed or registered with appropriate state and federal regulatory agencies or pursuant to an exemption from those registration requirements. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.

Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228 To opt out of future emails, unsubscribe.

Important Information Regarding

Inland Real Estate Income Trust’s Annual Valuation

Inland Real Estate Income Trust (Inland Income Trust, the Company or the REIT) is pleased to provide important information about its recent valuation.

Q1: What is the new per share value for Inland Income Trust?

A: Inland Income Trust’s estimated net asset value per share for common stock as of December 31, 2022 is $19.86. IREIT’s first quarter account statements, to be mailed in April 2023, will reflect this new estimated NAV per share. This new estimated NAV may be reflected sooner on account statements generated by BD home offices, RIAs or other data aggregators.

Q2: How did Inland Income Trust estimate its per share value?

A: An unlevered discounted cash flow analysis was used to determine an estimated per share value. A discount rate and terminal cap rate were established for each real estate asset and used to create a valuation range. The Company engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent consultant, to provide an estimated per share net asset value range (the Valuation Range). Based on information provided by CBRE Cap and taking into consideration the valuation methodology and assumptions, Inland Income Trust’s Board determined the estimated net asset value to be approximately $718.6 million or $19.86 per share.

Q3: What factors impacted the per share estimated NAV?

A: Components that impacted the Board’s determination of the Company’s estimated NAV per share as compared to the Company’s prior NAV determination as of December 31, 2021 were: (i) a decrease in the value of the same store real estate assets due to higher terminal capitalization rates and higher discount rates applied to certain assets; (ii) an increase in cash and other assets, net of other liabilities, as a result of an increase in the value of interest rate swap derivatives due to an increase in market interest rates; and (iii) an increase in the fair market value of debt as a result of the increased balance on the line-of-credit payable due to the acquisition of eight properties; partially offset by an increase in the fair market value of debt due to an increase in market interest rates and a decrease in mortgages payable due to the pay down of principal.

In considering the Company’s estimated per share value as of December 31, 2022, it was noted that financial occupancy at our properties was stable from 2021 to 2022 at 93.5%. We believe our eight-property acquisition in May 2022 (the IRPF Properties) enhanced the portfolio by lessening the proportion of our total portfolio of properties leased to non-grocery big box retailers. The mid-point of the Valuation Range for the IRPF Properties reflected an increase of $2.2 million in their estimated value relative to the price at which we acquired them. Approximately 32% of our annualized base rent for leases in-place as of December 31, 2022, was from non-grocery big box retailers, a retail sector the Board believes continues to be impacted more than other retail sectors due to shifting consumer preferences and Internet competition. Additionally,in making its decision, the Board considered various broader market factors such as increased financing costs from higher interest rates, lower prices for retail

Inland Income Trust Valuation FAQs

March 2022

shopping centers, and the risk of economic recession and selected an estimated per share NAV lower than the mid-point of the rangeof values provided in a valuation report by CBRE Capital Advisors, Inc. (CBRE Cap). CBRE Cap conducted the valuation analysis in compliance with the IPA’s guidelines and determined a Valuation Range of $19.40 to $21.82 per share.

Q4: Why was CBRE Cap selected to perform the property appraisals and determine Inland Income Trust’s estimated per share NAV range?

A: CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Dallas, Texas and one of the world’s largest commercial real estate services and investment firms. CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap was chosen based on several factors, including its expertise in valuation services and its, as well as its affiliates’, breadth and depth of experience in real estate services. Neither CBRE Cap nor any of its affiliates is responsible for the Company’s board of directors’ determination of the estimated per share NAV.

Q5: What effect does the new NAV have on the Company’s distribution reinvestment plan (DRP) and the Share Repurchase Program (SRP)?

A: The new purchase price for shares issued under the DRP is $19.86 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $15.89 (80% of $19.86).

Q6: How is the Inland Income Trust portfolio performing?

A: As of the Valuation Date, our primarily grocery-anchored portfolio (including shadow-anchors) was comprised of 52 shopping centers, totaling approximately 7.2 million square feet. Our well-located centers were occupied by 823 tenants, and we are pleased to note that our occupancy is very close to where it was prior to the COVID-19 global pandemic.

Q7: Where can I find out more about the Inland Income Trust Valuation?

A: Contact your financial advisor, contact Inland Investor Services at (800) 826-8228 or visit our website at inland-investments.com/inland-income-trust for more information.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements,” which are not historical facts, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “can,” “would,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appear,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions such as persistently high inflation and increasing interest rates, the effects of the COVID-19 pandemic and measures taken to combat it, competition from internet retailers with our tenants for sales revenue, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent annual report on Form 10-K as of December 31, 2021, filed on March 16, 2022 and subsequent quarterly reports on Form 10-Q. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this communication.

Inland Income Trust Valuation FAQs

March 2022